UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/29/2010

International Assets Holding Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  000-23554

Delaware	59-2921318
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

708 Third Avenue, Suite 1500,
New York, NY 10017
(Address of principal executive offices, including zip code)

212-485-3500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Effective on October 29, 2010, the Company and its subsidiary, INTL Global Currencies Limited, entered into a Credit Agreement with Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer, Banc of America Securities LLC as Sole Lead Arranger and Book Manager, Rabobank Nederland, New York Branch and Macquarie Bank Limited, as additional Lenders, and with the lenders from time to time parties to the Credit Agreement, pursuant to which the amount available under this syndicated loan facility was increased from two one-year bilateral loans of $60 million in the aggregate to a single, three year senior secured revolving credit facility in the amount of $75 million. The loan proceeds will be used to finance working capital needs of the Company, INTL Global Currencies Limited, and certain subsidiaries of the Company.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits.
The following exhibits are filed herewith:

10.1    Credit Agreement, made as of October 1, 2010 and effective on October 29, 2010, by and between International Assets Holding Corporation and INTL Global Currencies Limited as borrowers, the Subsidiaries of International Assets Holding Corporation identified therein, as guarantors, Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer, Banc of America Securities LLC as Sole Lead Arranger and Book Manager, Rabobank Nederland, New York Branch and Macquarie Bank Limited, as additional Lenders, and with the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Assets Holding Corporation

Date: November 03, 2010	By:	/s/ Brian T. Sephton
Brian T. Sephton
Chief Legal and Governance Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1
Credit Agreement, effective on October 29, 2010, by and between International Assets Holding Corporation and INTL Global Currencies Limited as borrowers, the subsidiaries identified therein as guarantors, Bank of America, N.A. and additional lenders.